December 5, 2022
Steven Sherman
c/o Ekso Bionics Holdings, Inc.

Re:    Executive Chair Position

Dear Mr. Sherman:

This letter agreement sets forth the terms of your employment with Ekso Bionics Holdings, Inc. (the “Company”) as Executive Chair of the Board of Directors of the Company (the “Board”).
1.Term and Position. Your employment with the Company as Executive Chair shall commence on date hereof (the “Executive Chair Start Date”) and shall continue through the one-year anniversary of the Executive Chair Start Date (such period, the “Term”). After the end of the Term, your employment shall terminate.
2.Duties; Reporting; Location. As an employee in the position of Executive Chair, you shall assist management with strategic vision and business development and take other actions as reasonably requested by the Chief Executive Officer of the Company or the Board. You shall dedicate the amount of your business time and attention that you reasonably deem necessary to the performance of your employment duties as Executive Chair. You shall perform your employment duties as Executive Chair at such locations as you reasonably deem appropriate.
3.Compensation. In consideration for your employment service as Executive Chair, you shall receive:
a.Cash compensation equal to $125,000 annually, less required withholdings; and
b.A grant of $125,000 of restricted stock units that will fully vest on the one-year anniversary of the grant date, with such grant to be made on the same date and otherwise subject to the same terms and conditions as the annual restricted stock unit grant made to non-employee Board members, including that the number of restricted stock units will be calculated based off of the average of the closing prices for the Company’s common stock as quoted on the Nasdaq Capital Market for the 30 calendar days up to and including the date of the Company’s 2023 annual meeting of stockholders.
4.Miscellaneous. This letter agreement shall be governed by the laws of the State of Nevada, without regard to the conflict of law provisions of any state. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, whether written or oral, regarding the subject matter hereof between the parties hereto, including your employment agreement with the Company dated January 21, 2022. This letter agreement may not be amended or modified other than by a written agreement executed by you and the Company. This letter agreement shall be binding on the Company and its successors.
If the above terms are acceptable to you, please confirm your agreement to the foregoing by executing this letter agreement as indicated below.

Very truly yours,

EKSO BIONICS HOLDINGS, INC.

By:     /s/ Scott G. Davis
____________________________________
Name: Scott G. Davis
Title: Chief Executive Officer

Accepted and Agreed:

/s/ Steven Sherman
_____________________________________
Steven Sherman